Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Invesco Mortgage Capital, Inc. of our report dated February 20, 2019 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Invesco Mortgage Capital, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

February 27, 2019